Exhibit 10.4

11 November 2010

MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT

between

SEAWELL LIMITED

as original borrower and original guarantor

THE FINANCIAL INSTITUTIONS

listed in Schedule 1

as original lenders

DANSKE BANK A/S, DNB NOR BANK ASA, NORDEA BANK NORGE ASA AND

SWEDBANK AB (PUBL)

as mandated lead arrangers and bookrunners

DANSKE BANK A/S

as facility agent

USD 550,000,000

INDEX

1	DEFINITIONS AND INTERPRETATION	4

2	THE FACILITIES	23

3	PURPOSE AND APPLICATION	25

4	CONDITIONS OF UTILISATION	25

5	UTILISATION	27

6	OPTIONAL CURRENCIES	28

7	REPAYMENT	30

8	PREPAYMENT AND CANCELLATION	31

9	INTEREST	34

10	INTEREST PERIODS	35

11	CHANGES TO THE CALCULATION OF INTEREST	36

12	FEES	37

13	TAX GROSS UP AND INDEMNITIES	38

14	INCREASED COSTS	40

15	OTHER INDEMNITIES	41

16	MITIGATION BY THE LENDERS	42

17	COSTS AND EXPENSES	43

18	SECURITY	43

19	GUARANTEE AND INDEMNITY	43

20	REPRESENTATIONS AND WARRANTIES	48

21	INFORMATION UNDERTAKINGS	51

22	FINANCIAL COVENANTS	54

23	GENERAL UNDERTAKINGS	57

24	EVENTS OF DEFAULT	64

25	CHANGES TO THE LENDERS	67

26	CHANGES TO THE OBLIGORS	70

27	THE ROLE OF THE AGENT AND THE ARRANGERS	72

28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES	77

29	SHARING AMONG THE FINANCE PARTIES	77

30	PAYMENT MECHANICS	79

31	SET-OFF	82

32	NOTICES	82

33	CALCULATIONS AND CERTIFICATES	85

34	PARTIAL INVALIDITY	85

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35	REMEDIES AND WAIVERS	85

36	AMENDMENTS AND WAIVERS	85

37	CONFIDENTIALITY	87

38	COUNTERPARTS	90

39	GOVERNING LAW	90

40	ENFORCEMENT	90

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THIS AGREEMENT (the “Agreement”) is dated 11 November 2010 and made between and amongst:

(1)	SEAWELL LIMITED, registration no. 40612, 4th Floor, Par-la-Ville Place, 14, Par-la-Ville Road, Hamilton HM08, Bermuda as original borrower (the “Original Borrower”);

(2)	SEAWELL LIMITED, registration no. 40612, 4th Floor, Par-la-Ville Place, 14, Par-la-Ville Road, Hamilton HM08, Bermuda as original guarantor (the “Original Guarantor”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 as original lenders (each a “Lender” and together the “Original Lenders”);

(4)	DANSKE BANK A/S, DNB NOR BANK ASA, NORDEA BANK NORGE ASA AND SWEDBANK AB (PUBL) as mandated lead arrangers and bookrunners (each an “Arranger” and together the “Arrangers”); and

(5)	DANSKE BANK A/S, 75 King William Street, London EC4N 7DT, England as facility agent (the “Agent”).

IT IS AGREED as follows:

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank”

means:

(i)

a Lender or a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A- or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(ii)	any other bank or financial institution approved by the Agent.

“Accession Letter”

means a document substantially in the form set out in Schedule 5 (Form of Accession Letter).

“Acquisition”

means the acquisition by the Parent directly or indirectly through Newco of a minimum of 90 per cent. of all of the outstanding and issued shares in ALY.

“Additional Borrower”

means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors).

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“Additional Guarantor”

means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Additional Obligor”

means an Additional Borrower or an Additional Guarantor.

“Affiliate”

means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange”

means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“ALY”

means Allis-Chalmers Energy Inc., I.R.S. Employer Identification number 39-0126090.

“Approved Accounting Principles”

means generally accepted accounting principles of the United States of America.

“Authorisation”

means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period”

means:

(i)	in relation to Facility A, the period from and including the date of this Agreement to and including the Final Maturity Date;

(ii)	in relation to Facility B, the period from and including the Completion Date to and including the Final Maturity Date; and

(iii)	in relation to Facility C, the period from and including the Completion Date to and including 1 June 2012.

“Available Commitment”

means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(i)	the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(ii)

in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date, other than, in relation to any proposed Utilisation under Facility A or Facility B only, that Lender’s participation in any Facility A Loans and Facility B Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

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“Available Facility”

means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency”

means USD.

“Base Currency Amount”

means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent’s Spot Rate of Exchange on the date which is three (3) Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment (other than, in relation to Facility C, a repayment arising from a change of currency), prepayment, consolidation or division of the Loan.

“Borrower”

means the Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 26 (Changes to the Obligors).

“Break Costs”

means the amount (if any) by which:

(i)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(ii)

the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day”

means a day (other than a Saturday or Sunday) on which banks are open for general business in Oslo, London and New York.

“Commitment”

means a Facility A Commitment, a Facility B Commitment or a Facility C Commitment.

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“Completion Date”

means the date on which the Parent has acquired, directly or indirectly, at least 90 per cent. of all of the outstanding and issued shares in ALY.

“Compliance Certificate”

means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate).

“Confidential Information”

means all information relating to the Parent, any Obligor, the Group, the Finance Documents or a Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or a Facility from either:

(i)	any member of the Group or any of its advisers; or

(ii)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(iii)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 37 (Confidentiality); or

(iv)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(v)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (i) or (ii) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking”

means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Parent and the Agent.

“Default”

means an Event of Default or any event or circumstance specified in Clause 24 (Events of Default) which would (with the expiry of a grace period, the making of any determination under the Finance Documents or any combination of any of the foregoing), be an Event of Default.

“Defaulting Lender”

means any Lender:

(i)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan;

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(ii)	which has otherwise rescinded or repudiated a Finance Document; or

(iii)	with respect to which an Insolvency Event has occurred and is continuing,

unless,	in the case of paragraph (i) above;

(iv)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(v)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event”

means either or both of:

(i)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with a Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(ii)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(A)	from performing its payment obligations under the Finance Documents; or

(B)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Enterprise Value”

means in respect of an acquisition (without double counting), the aggregate of (i) the consideration paid by the Parent or any other member of the Group for the shares or other assets acquired, (ii) the amount of any Financial Indebtedness of any company acquired not repaid and discharged on or prior to the closing of the relevant acquisition and (iii) the amount of any Financial Indebtedness taken over by the Parent or any other member of the Group in connection with the relevant acquisition.

“Environmental Claim”

means any claim by any claim, proceeding, formal notice or investigation by any governmental, judicial or regulatory authority which relates to any Environmental Law.

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“Environmental Law”

means any applicable law or regulation which relates to:

(i)	the pollution or protection of the environment;

(ii)	harm to or protection of the human health;

(iii)	the conditions of the workplace; or

(iv)	any emission or substance capable of causing harm to any living organism or the environment.

“EUR”

means the single currency unit of the Participating Member States.

“EURIBOR”‘

means in relation to any Loan in EUR:

(i)	the applicable Screen Rate; or

(ii)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the European interbank market, as of 11:00 a.m. on the applicable Quotation Date for the offering of deposits in EUR for a period comparable to the Interest Period of the relevant Loan.

“Event of Default”

means an event specified as such in Clause 24 (Events of Default).

“Existing ALY Facilities”

means the facilities incurred by ALY and/or its Subsidiaries under the following agreements:

(i)	USD 90,000,000 revolver agreement dated 26 April 2007 and amended on 25 February 2010 entered into between ALY as borrower and Royal Bank of Canada and certain other banks as lenders;

(ii)	USD 25,000,000 term loan agreement dated 22 May 2009 entered into between Allis-Chalmers Drilling LLC as borrower and Caterpillar Finance as lender;

(iii)	USD 25,000,000 term loan agreement dated 15 February 2008 entered into between DLS Argentina Ltd. as borrower and Banco Itau as lender;

(iv)	USD 23,600,000 term loan agreement dated 26 June 2007 entered into between BCH Ltd. as borrower and Standard Bank as lender; and

(v)	USD 4,000,000 term loan agreement dated 9 February 2010 entered into between DLS Argentina Ltd. as borrower and HSBC as lender.

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“Existing Parent Facility”

means the revolving credit facility under the NOK 1,500,000,000 revolving credit facility agreement dated 7 September 2010 entered into between, inter alia, the Parent as borrower, the financial institutions named therein as lenders and Danske Bank A/S as agent.

“Facility”

means Facility A, Facility B or Facility C.

“Facility A”

means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility A Commitment”

means:

(i)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility A Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(ii)	in relation to any other Lender, the amount in the Base Currency of any other Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A Loan”

means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

“Facility B”

means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility B Commitment”

means:

(i)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility B Commitments” in Schedule 1 ( Lenders and Commitments) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(ii)	in relation to any other Lender, the amount in the Base Currency of any other Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

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“Facility B Loan”

means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility C”

means the term loan facility made available under this Agreement as described in Clause 2 (The Facilities).

“Facility C Borrower”

means the Parent or (subject to accession as an Additional Borrower pursuant to the terms of Clause 26.2 (Additional Borrowers) Newco or ALY.

“Facility C Commitment”

means:

(i)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading “Facility C Commitments” in Schedule 1 ( Lenders and Commitments) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(ii)	in relation to any other Lender, the amount in the Base Currency of any other Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Loan”

means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility Office”

means:

(i)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(ii)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Fee Letter”

means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Parent (or the Agent and the Parent) setting out any of the fees referred to in Clause 12 (Fees).

“Final Maturity Date”

means the date occurring 60 months after the date of this Agreement.

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“Finance Documents”

means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Parent.

“Finance Party”

means the Agent, an Arranger or a Lender.

“Financial Indebtedness”

means any indebtedness for or in respect of:

(i)	moneys borrowed;

(ii)	any amount raised by acceptance under any acceptance credit facility;

(iii)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(iv)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Approved Accounting Principles, be treated as a finance or capital lease;

(v)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(vi)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(vii)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(viii)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(ix)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (i) to (viii) above.

“Group”

means the Parent and its Subsidiaries for the time being.

“Guarantor”

means the Original Guarantor or an Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 26 (Changes to the Obligors).

“Holding Company”

means, in relation to any company or corporation, any other company or corporation in respect of which it is a Subsidiary.

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“IBOR”

means EURIBOR, LIBOR or NIBOR as appropriate.

“Impaired Agent”

means the Agent at any time when:

(i)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(ii)	the Agent otherwise rescinds or repudiates a Finance Document;

(iii)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (i) or (ii) of the definition of “Defaulting Lender”; or

(iv)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless,	in the case of paragraph (i) above:

(v)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within five (5) Business Days of its due date; or

(vi)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation”

means a confirmation substantially in the form set out in Schedule 9 (Form of Increase Confirmation).

“Increase Lender”

has the meaning given to that term in Clause 2.2 (Increase).

“Insolvency Event”

in relation to a Finance Party means that the Finance Party:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

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(v)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (iv) above and:

(A)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(B)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(vi)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vii)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(viii)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(ix)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (viii) above; or

(x)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Interest Period”

means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Intra-Group Loan Assignments”

means first priority assignments by each Obligor of all claims in respect of all loans or credit made by it to any other member of the Group in an aggregate principal amount exceeding USD 10,000,000, to be entered into between the relevant Obligors and the Agent (on behalf of the Finance Parties) as security for the obligations of the Obligors under the Finance Documents, in such form and substance as the Agent may require.

“John Fredriksen Family”

means John Fredriksen, his direct lineal descendants, the personal estate of any of the aforementioned persons and any trust created for the benefit of one or more of the aforementioned persons or their estates.

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“Lender”

means:

(i)	any Original Lender; and

(ii)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 25.1 (Transfers by Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR”‘

means in relation any Loan in the Base Currency or any Optional Currency other than EUR and NOK:

(i)	the applicable Screen Rate; or

(ii)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London interbank market, as of 11:00 a.m. on the applicable Quotation Date for the offering of deposits in the currency of that Loan for a period comparable to the Interest Period of the relevant Loan.

“Listing”

means listing of the shares of the Parent on the Oslo Stock Exchange.

“LMA”

means the Loan Market Association.

“Loan”

means a Facility A Loan, a Facility B Loan or a Facility C Loan.

“Majority Lenders”

means:

(i)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately prior to the reduction); or

(ii)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3 per cent. of all the Loans then outstanding

“Mandatory Cost”

means the percentage rate per annum calculated by the Agent in accordance with Schedule 7 (Mandatory Cost formula).

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“Margin”

means (subject to Clause 9.5 (Margin adjustment)) the margin determined by the Agent each quarter by reference to the ratio of the Net Interest Bearing Debt to EBITDA (measured on a 12 months rolling basis) in the following manner:

Total Net Debt/ EBITDA:	Margin:
>= 2.50:1	3.00 per cent. per annum
< 2.50:1 and >= 2.00:1	2.75 per cent. per annum
< 2.00:1 and >= 1.50:1	2.50 per cent. per annum
< 1.50:1	2.00 per cent. per annum

provided however, that from the date of this Agreement and until the date occurring six (6) months after the Completion Date, the Margin shall be 3.00 per cent. per annum.

“Material Adverse Effect”

means a material adverse effect on:

(i)	the financial condition, assets or operations of any Obligor or of the Group taken as a whole; or

(ii)	the ability of any Obligor to perform and comply with its obligations under the Finance Documents; or

(iii)	the validity, legality or enforceability of any of the Finance Documents.

“Material Subsidiary”

means, at any time:

(i)	an Obligor; and

(ii)

a direct or indirect Subsidiary of the Parent (A) whose earnings before interest, tax depreciation and amortisation calculated on the same basis as EBITDA, gross assets or turnover then equal or exceed five (5) per cent. of the EBITDA, gross assets or turnover of the Group (calculated on a consolidated basis) or (B) who has been nominated by the Parent by written notice to the Facility Agent as a Material Subsidiary for the purpose of this Agreement.

Compliance with the conditions set out in sub-paragraph (ii) above shall be determined by reference to the most recent Compliance Certificate supplied by the Parent and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted at the expiry of the next financial quarter in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the chief financial officer of the Parent as representing an accurate reflection of the revised EBITDA, gross assets or turnover of the Group).

A report by the auditors of the Parent that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

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“Merger Agreement”

means the Agreement and Plan of Merger dated 12 August 2010 entered into between the Parent, Newco and ALY, as amended by an Amendment Agreement dated 1 October 2010 and as the same may be further amended from time to time.

“Newbuilding”

means the modular rig to be delivered to Seawell Emerald Limited currently under construction at MAX STREICHER GmbH & Co. KG in Germany.

“Newco”

means Wellco Sub Company Inc., a wholly owned Subsidiary of the Parent incorporated in the State of Delaware, United States of America, with I.R.S. Employer Identification number 27-3321250.

“NIBOR”‘

means in relation any Loan in NOK:

(i)	the applicable Screen Rate; or

(ii)

(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean (rounded upward to four decimal places) of the rates per annum, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the Norwegian interbank market, as of 11:00 a.m. on the applicable Quotation Date for the offering of deposits in NOK for a period comparable to the Interest Period of the relevant Loan.

“NOK”

means the lawful currency for the time being of the Kingdom of Norway.

“Obligor”

means a Borrower or a Guarantor.

“Optional Currency”

means a currency (other than the Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Financial Statements”

means:

(i)	in relation to the Parent, the audited consolidated financial statements of the Group for the financial year ended 31 December 2009; and

(ii)	in relation to each Original Obligor other than the Parent, its audited financial statements for its financial year ended 31 December 2009.

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“Original Obligor”

means the Parent or each Additional Obligor acceding to this Agreement on or prior to the first Utilisation Date.

“Parent”

means Seawell Limited, registration no. 40612, Par-la-Ville Place 14, Par-la-Ville Road, Hamilton HM 08, Bermuda.

“Participating Member States”

means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party”

means a party to this Agreement.

“Permitted Acquisition”

means any acquisitions and/or investments in a company or of shares or securities of a company or a business or undertaking (or, in each case, any interest in any of them) which does not have an aggregate Enterprise Value exceeding USD 500,000,000 (or its equivalent in other currencies) in any calendar year.

“Quotation Date”

means in relation to any period for which an interest rate is to be determined:

(i)	(if the currency is EUR) two (2) TARGET Days before the first day of that period; or

(ii)	(for any other currency) two (2) Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Date for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Date will be the last of those days).

“Reference Banks”

means the principal offices of Danske Bank A/S, DnB NOR Bank ASA, Nordea Bank Norge ASA and Swedbank AB (publ) and such other financial institutions as may be appointed by the Agent in consultation with the Parent.

“Related Fund”

in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

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“Relevant Interbank Market”

means in relation to EUR, the European interbank market, in relation to NOK, the Norwegian interbank market and, in relation to any other currency, the London interbank market.

“Relevant Jurisdiction”

means, in relation to an Obligor:

(i)	its jurisdiction of incorporation;

(ii)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(iii)	any jurisdiction where it conducts its business; and

(iv)	the jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

“Repayment Date”

means each date on which a Borrower is required to make repayment of a Loan pursuant to Clause 7 (Repayment).

“Repayment Instalment”

means each repayment instalment payable pursuant to Clause 7.2 (Repayment of Facility C Loans).

“Representative”

means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter”

means a letter substantially in the form set out in Schedule 6 (Form of Resignation Letter).

“Revolving Loan”

means a Facility A Loan or a Facility B Loan.

“Rollover Loan”

means one or more Revolving Loans:

(i)	made or to be made on the same day that a maturing Revolving Loan is due to be repaid;

(ii)	the aggregate amount of which is equal to or less than the amount of the maturing Revolving Loan;

(iii)	in the same currency as the maturing Revolving Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iv)	made or to be made to the same Borrower for the purpose of refinancing a maturing Revolving Loan.

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“Screen Rate”

means:

(i)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period;

(ii)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(iii)	in relation to NIBOR, the percentage rate per annum determined by the banks that at the relevant time are setting NIBOR for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Lenders.

“Security”

means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Documents”

means each of the documents referred to in Clause 18 (Security) and all such other documents which may be executed at any time in favour of the Agent or any of the Finance Parties as security for the obligations of any Obligor under the Finance Documents.

“Selection Notice”

means a notice substantially in the form set out in Schedule 3 (Form of Selection Notice) given in accordance with Clause 10 (Interest Periods) in relation to Facility C.

“Share Pledge Agreements”

means first priority pledges of all of the shares in each Obligor and each direct or indirect shareholder of ALY (other than the Parent and its shareholders), to be entered into between the relevant shareholder of each Obligor and the Agent (on behalf of the Finance Parties) as security for the obligations of the Obligors under the Finance Documents, in such form and substance as the Agent may require.

“Subsidiary”

means an entity of which a person has direct or indirect control or owns directly or indirectly more than fifty (50) per cent. of the voting capital or similar right of ownership, and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

“TARGET2”

means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

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“TARGET Day”

means any day on which TARGET2 is open for the settlement of payments in EUR.

“Tax”

means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Total Commitments”

means the aggregate of the Facility A Commitments, the Facility B Commitments and the Facility C Commitments, being USD 550,000,000 at the date of this Agreement.

“Total Facility A Commitments”

means the aggregate of the Facility A Commitments, being USD 250,000,000 at the date of this Agreement.

“Total Facility B Commitments”

means the aggregate of the Facility B Commitments, being USD 85,000,000 at the date of this Agreement.

“Total Facility C Commitments”

means the aggregate of the Facility C Commitments, being USD 215,000,000 at the date of this Agreement.

“Transaction Security”

means the security created or expressed to be created in favour of the Agent pursuant to the Security Documents.

“Transfer Certificate”

means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent.

“Transfer Date”

means, in relation to an assignment or a transfer, the later of:

(i)	the proposed Transfer Date specified in the relevant Transfer Certificate; and

(ii)	the date on which the Agent executes the relevant Transfer Certificate.

“Unpaid Sum”

means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD”

means the lawful currency for the time being of the United States of America.

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“Utilisation”

means a utilisation of a Facility.

“Utilisation Date”

means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request”

means a notice substantially in the form set out in Schedule 2 (Form of Utilisation Request).

“VAT”

means value added tax as provided for in the Norwegian Value Added Tax Act of 19 June 2009 No. 58 and any other tax of a similar nature.

“2014 Notes”

means the 9% senior notes due 2014 issued by ALY.

“2017 Notes”

means the 8.5% senior notes due 2017 issued by ALY.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Agent”, any “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

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(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to Oslo time.

(b)	Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default or an Event of Default is “continuing” if it has not been remedied or waived.

2	THE FACILITIES

2.1	The Facilities

(a)	Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

(i)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility A Commitments;

(ii)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility B Commitments; and

(b)	Subject to the terms of this Agreement, the Lenders make available to the Facility C Borrowers a multicurrency term loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Increase

(a)	The Borrowers may by giving prior notice to the Agent by no later than the date falling five (5) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 8.7 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)

the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Borrowers (and which is acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(iv)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

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(v)

each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vi)

any increase in the Total Commitments shall take effect on the date specified by the Borrowers in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrowers and the Increase Lender.

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)

Unless the Agent otherwise agrees or the increased Commitment is assumed by an existing Lender, the Borrowers shall, on the date upon which the increase takes effect, promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)	The Borrowers may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender.

(f)	Clause 25.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

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2.3	Finance Parties’ rights and obligations

(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE AND APPLICATION

3.1	Purpose

(a)	Each Borrower shall apply all amounts borrowed by it under Facility A towards the refinancing of the Existing Parent Facility and towards the general corporate purposes of the Group.

(b)	Each Borrower shall apply all amounts borrowed by it under Facility B towards:

(i)	part financing the cash option (if exercised) as part of the Acquisition;

(ii)	the refinancing of the Existing ALY Facilities;

(iii)	refinancing the 2014 Notes; and

(iv)	towards the general corporate purposes of the Group.

(c)	Each Facility C Borrower shall apply all amounts borrowed by it under Facility C towards the refinancing of the 2017 Notes.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

(a)

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part 1 of Schedule 8 (Conditions precedent documents) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

(b)

No Borrower may deliver a Utilisation Request in respect of Facility B or Facility C unless the Agent, in addition to the documents and evidence required to be delivered pursuant to paragraph (a) above, has received all of the documents and other evidence listed in Part 2 of Schedule 8 (Conditions precedent documents) in form and substance satisfactory to the Agent. The Agent shall notify the Parent and the Lenders promptly upon being so satisfied

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4.2	Further conditions precedent

(a)	The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)

in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(ii)	the representations and warranties in Clause 20 (Representations and warranties) deemed to be repeated on those dates in accordance with Clause 20.15 (Repetition) are true in all material respects.

(b)

The Lenders will only be obliged to comply with Clause 6.3 (Change of currency) if, on the first day of an Interest Period, no Default is continuing or would result from the change of currency and the representations and warranties in Clause 20 (Representations and warranties) deemed to be repeated on those dates in accordance with Clause 20.15 (Repetition) are true in all material respects.

4.3	Conditions relating to Optional Currencies

(a)	A currency will constitute an Optional Currency in relation to a Loan if:

(i)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Date and the Utilisation Date for that Loan; and

(ii)

it is EUR or NOK or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request or Selection Notice for that Loan.

(b)	If the Agent has received a written request from the Parent for a currency to be approved under paragraph (a)(ii) above, the Agent will confirm to the Parent without undue delay:

(i)	whether or not the Lenders have granted their approval; and

(ii)	if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i)	six (6) or more Facility A Loans would be outstanding;

(ii)	six (6) or more Facility B Loans would be outstanding; or

(iii)	four (4) or more Facility C Loans would be outstanding.

(b)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

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5	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 a.m. three (3) Business Days prior to the requested Utilisation Date of such Utilisation.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	The amount of the proposed Loan must be:

(i)	if the currency selected is the Base Currency, a minimum of USD 10,000,000 or, if less, the Available Facility;

(ii)

if the currency selected is an Optional Currency, the equivalent of USD 10,000,000 in the relevant Optional Currency rounded upwards or downwards to the nearest million or, if less, the Available Facility; and

(iii)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

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(c)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency by 12:00 noon two (2) Business Days prior to the requested Utilisation Date and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan by 3:00 p.m. two (2) Business Days prior to the requested Utilisation Date.

5.5	Cancellation of Commitment

(a)	The Facility A Commitments which, at that time, are not drawn shall be immediately cancelled at the end of the Availability Period for Facility A.

(b)

The Facility B Commitments which, at that time, are not drawn shall be immediately cancelled at the end of the Availability Period for Facility B, provided, however, that the Total Facility B Commitments shall automatically be cancelled in full on 30 June 2011 if the Completion Date has not occurred on or before that date.

(c)

The Facility C Commitments which, at that time, are not drawn shall be immediately cancelled at the end of the Availability Period for Facility C, provided, however, that the Total Facility C Commitments shall automatically be cancelled in full on 30 June 2011 if the Completion Date has not occurred on or before that date.

6	OPTIONAL CURRENCIES

6.1	Selection of currency

(a)	A Borrower (or the Parent on behalf of a Borrower) shall select the currency of a Loan:

(i)	(in the case of an initial Utilisation) in a Utilisation Request; and

(ii)	(afterwards in relation to a Facility C Loan made to it) in a Selection Notice.

(b)

If a Facility C Borrower (or the Parent on behalf of a Facility C Borrower) fails to issue a Selection Notice in relation to a Facility C Loan, the Facility C Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)

If a Facility C Borrower (or the Parent on behalf of a Facility C Borrower) issues a Selection Notice requesting a change of currency and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Facility C Borrower and the Lenders and the Facility C Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Unavailability of an Optional Currency

If before 12:00 noon (Oslo time) on any Quotation Date:

(i)	a Lender notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

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(ii)	a Lender notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it, the Agent will give notice to the relevant Borrower to that effect as soon as possible on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Loan in the Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.3	Change of currency

(a)	If a Facility C Loan is to be denominated in different currencies during two successive Interest Periods:

(i)

if the currency for the second Interest Period is an Optional Currency, the amount of the Facility C Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of the Facility C Loan at the Agent’s Spot Rate of Exchange;

(ii)	if the currency for the second Interest Period is the Base Currency, the amount of the Facility C Loan will be equal to the Base Currency Amount;

(iii)

(unless the Agent and the relevant Borrower agree otherwise in accordance with paragraph (b) below) the Facility C Borrower that has borrowed the Facility C Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance the Facility C Loan in the new currency in accordance with Clause 6.5 (Agent’s calculations).

(b)	If the Agent and the Facility C Borrower that has borrowed the Facility C Loan agree, the Agent shall:

(i)

apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which the Facility C Loan is outstanding for the first Interest Period; and

(ii)	use the amount it purchases in or towards satisfaction of the relevant Facility C Borrower’s obligations under paragraph (a)(iii) above.

(c)

If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Facility C Borrower, the Agent shall promptly notify that Facility C Borrower and that Facility C Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of the outstanding Facility C Loan for the first Interest Period) equal to the difference.

(d)

If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Facility C Borrower, the Agent shall promptly notify that Facility C Borrower and pay that Facility C Borrower, on the last day of the first Interest Period that part of that amount (in the new currency).

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6.4	Same Optional Currency during successive Interest Periods

(a)

If a Facility C Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of the Facility C Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Facility C Loan at the Agent’s Spot Rate of Exchange) and (subject to paragraph (b) below):

(i)

if the amount calculated is less than the existing amount of that Facility C Loan in the Optional Currency during the first Interest Period, promptly notify the Facility C Borrower that has borrowed that Facility C Loan and that Facility C Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)

if the amount calculated is more than the existing amount of that Facility C Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)

If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of the Facility C Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Quotation Date on which the Agent originally calculated the Base Currency Amount has increased or decreased by less than five (5) per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5	Agent’s calculations

(a)

All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Facility C Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will, subject to paragraph (a) above, be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

7	REPAYMENT

7.1	Repayment of Revolving Loans

Each Borrower which has drawn a Revolving Loan shall repay that Loan on the last day of its Interest Period.

7.2	Repayment of Facility C Loans

The Facility C Borrowers that have drawn Facility C Loans shall repay the Facility C Loans as follows:

(i)	1/6 of the principal amount of the Facility C Loans shall be repaid on the date occurring 24 months after the date of this Agreement;

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(ii)	1/6 of the principal amount of the Facility C Loans shall be repaid on the date occurring 36 months after the date of this Agreement;

(iii)	1/6 of the principal amount of the Facility C Loans shall be repaid on the date occurring 48 months after the date of this Agreement; and

(iv)	1/2 of the principal amount of the Facility C Loans shall be repaid on the Final Maturity Date.

7.3	Final Maturity Date

On the Final Maturity Date the Borrowers shall pay to the Finance Parties all amounts then outstanding under the Finance Documents.

7.4	No reborrowing

No part of a Facility C Loan which is repaid may be reborrowed.

8	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(i)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(ii)	upon the Agent notifying the Parent, the Commitment of that Lender will be immediately cancelled; and

(iii)

each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Parent or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If at any time:

(i)

prior to the Listing, Seadrill Limited and/or Hemen Holding Limited and/or a company controlled by more than 50 per cent. by trusts which have designated members of the John Fredriksen Family as their financial beneficiaries ceases to own at least 50 per cent. of all voting shares and capital of the Parent;

(ii)

after the Listing, 33 1/3 per cent. or less of the voting shares and capital of the Parent cease to be owned by Seadrill Limited and/or Hemen Holding Limited and/or a company controlled by more than 50 per cent. by trusts which have

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designated members of the John Fredriksen Family as their financial beneficiaries, and if such requirement is not complied with, Hemen Holding Limited and/or a company controlled by more than 50 per cent. by trusts which have designated members of the John Fredriksen Family as their financial beneficiaries does not own at least 20 per cent. of all voting shares and capital of the Parent; or

(iii)

after the Listing, one or more persons alone or acting in concert, other than Seadrill Limited and/or Hemen Holding Limited and/or a company controlled by more than 50 per cent. by trusts which have designated members of the John Fredriksen Family as their financial beneficiaries gains control of more than 33 1/3 per cent. of the shares in the Parent, then:

(iv)	the Parent shall promptly notify the Agent upon becoming aware of that event;

(v)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(vi)

if a Lender so requires and notifies the Agent within 21 days of the Parent notifying the Agent of the event, the Agent shall, by not less than three (3) days notice to the Parent, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of this Clause 8.2:

(i)

“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition of shares in the Parent by any of them, either directly or indirectly, to obtain or consolidate control of the Parent; and

(ii)	“control” means the legal and beneficial ownership (directly or indirectly) of, and right to vote, the issued and voting shares.

8.3	Voluntary cancellation

The Parent may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of USD 10,000,000) of an Available Facility. Any cancellation under this Clause 8.3 shall reduce the Commitments of the Lenders rateably under that Facility.

8.4	Voluntary prepayment of Revolving Loans

The Borrower to which a Revolving Loan has been made may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of a Revolving Loan (but if in part, being an amount that reduces the Base Currency Amount of the Revolving Loan by a minimum amount of USD 10,000,000).

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8.5	Voluntary prepayment of Facility C Loans

(a)

A Borrower to which a Facility C Loan has been made may, if it gives the Agent not less than ten (10) Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of any Facility C Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility C Loan by a minimum amount of USD 10,000,000).

(b)	A Facility C Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the applicable Available Facility is zero).

8.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from a Borrower under Clause 13.3 (Tax indemnity) or Clause 14 (Increased costs),

the Parent may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above in relation to a Lender, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Parent has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.7	Right of cancellation in relation to a Defaulting Lender

(a)

If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent five (5) Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

8.8	Restrictions

(a)

Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

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(c)	No Borrower may reborrow any part of Facility C which is prepaid.

(d)	Unless a contrary indication appears in this Agreement, any part of a Revolving Loan which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

(h)

If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably under that Facility.

9	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin;

(ii)	IBOR; and

(iii)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three (3) months, on the dates falling at three-monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two (2) per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

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(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two (2) per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Margin adjustment

(a)

Any change in the Margin shall be made on the basis of the relevant financial information referred to in Clause 21.1 (Financial statements) after the end of each quarter (together with the corresponding Compliance Certificate(s) in accordance with Clause 21.2 (Compliance Certificate)).

(b)	Any change in the Margin will take effect on and from the date occurring five (5) Business Days after receipt by the Agent of the relevant Compliance Certificate.

(c)

If for any reason, the relevant Compliance Certificate is not received by the Agent in the form and at the times described in Clause 21.2 (Compliance Certificate), the Margin shall be 3.00 per cent. per annum from the deadline for presenting such Compliance Certificate until a duly completed Compliance Certificate is received by the Agent.

10	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Facility C Loan is irrevocable and must be delivered to the Agent by the Facility C Borrower (or the Parent on behalf of a Facility C Borrower) to which that Facility C Loan was made not later than 11:00 a.m. (Oslo time) three (3) Business Days before the start of the relevant Interest Period.

(c)

If a Facility C Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will, subject to Clause 10.2 (Changes to Interest Periods), be three (3) months.

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(d)

Subject to this Clause 10, the Borrower may select an Interest Period of one (1), three (3) or six (6) months or any other period agreed between the Parent and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Final Maturity Date applicable to its Facility.

(f)	Each Interest Period for a Loan shall start on the Utilisation Date or, in respect of a Facility C Loan (if already made), on the last day of its preceding Interest Period.

(g)	A Revolving Loan has one Interest Period only.

10.2	Changes to Interest Periods

(a)

Prior to determining the interest rate for a Facility C Loan, the Agent may shorten an Interest Period for any Facility C Loan to ensure there are sufficient Facility C Loans (with an aggregate Base Currency Amount equal to or greater than the Repayment Instalment) which have an Interest Period ending on the Repayment Date for Facility C for the Facility C Borrowers to make the instalment due on that date.

(b)	If the Agent makes any of the changes to an Interest Period referred to in this Clause 10.2, it shall promptly notify the Parent and the Lenders.

10.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotation

Subject to Clause 11.2 (Market disruption), if IBOR is to be determined by reference to the Reference Banks, but a Reference Bank does not supply a quotation by 11:00 a.m. on the Quotation Date, the applicable IBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)	the Margin;

(ii)

the rate notified to the Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

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(b)	In this Agreement “Market Disruption Event” means:

(i)

at or about 12:00 noon on the Quotation Date for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine IBOR for the relevant Interest Period; or

(ii)

before close of business in London on the Quotation Date for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 33.30 per cent. of that Loan) that the cost to it of obtaining matching deposits for the relevant Interest Period in the London interbank market would be in excess of IBOR.

11.3	Alternative basis of interest or funding

(a)

If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

11.4	Break Costs

(a)

Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	FEES

12.1	Commitment fee

(a)	The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee computed at the rate of:

(i)	40 per cent. of the Margin per annum on that Lender’s Available Commitment under Facility A for the Availability Period applicable to Facility A;

(ii)

25 per cent. of the Margin per annum until the Completion Date, and thereafter 40 per cent. of the Margin per annum, on that Lender’s Available Commitment under Facility B for the Availability Period applicable to Facility B; and

(iii)

25 per cent. of the Margin per annum until the Completion Date, and thereafter 40 per cent. of the Margin per annum, on that Lender’s Available Commitment under Facility C for the Availability Period applicable to Facility C.

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(b)

The accrued commitment fee is payable on the last day of each successive period of three (3) months which ends during the relevant Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

12.2	Arrangement fee

The Parent shall pay to the Agent (for the account of the Arrangers) an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Parent shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13	TAX GROSS UP AND INDEMNITIES

13.1	Definitions

(a)	In this Agreement:

“Protected Party”

means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit”

means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction”

means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment”

means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

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(b)

An Obligor or a Lender shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)

A Lender and the Obligor which makes a payment to which that Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax indemnity

(a)

The Obligors shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 13.2 (Tax gross-up).

13.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

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(ii)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

13.5	Stamp taxes

The Parent shall pay and, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax

(a)

All consideration expressed to be payable under a Finance Document by any Party to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable on any supply made by any Finance Party to any Party in connection with a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

(b)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

14	INCREASED COSTS

14.1	Increased costs

(a)

Subject to Clause 14.3 (Exceptions) the Parent shall, within three (3) Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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14.2	Increased cost claims

(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in Clause 13.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Costs; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15	OTHER INDEMNITIES

15.1	Currency indemnity

(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Borrowers shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

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(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower.

15.3	Indemnity to the Agent

The Parent shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(i)	investigating any event which it reasonably believes is a Default; or

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16	MITIGATION BY THE LENDERS

16.1	Mitigation

(a)

Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) or paragraph 3 of Schedule 7 (Mandatory Costs formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Parent shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)

A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it in any material respect.

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17	COSTS AND EXPENSES

17.1	Transaction expenses

The Parent shall promptly on demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(i)	this Agreement and any other documents referred to in this Agreement; and

(ii)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 30.10 (Change of currency), the Parent shall, within three (3) Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Parent shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

18	SECURITY

The obligations and liabilities of the Obligors under this Agreement and the other Finance Documents, including without limitation any derived liability whatsoever of the Obligors towards the Finance Parties in connection therewith, shall be secured by:

(i)	the Share Pledge Agreements;

(ii)	the Intra-Group Loan Assignments; and

(iii)	the guarantee set out in Clause 19 (Guarantee and indemnity).

19	GUARANTEE AND INDEMNITY

19.1	Guarantee obligations

Each Guarantor irrevocably and unconditionally:

(i)

guarantees to each Finance Party as and for its own debt and not merely as surety the punctual performance by each Borrower of all of that Borrower’s obligations under the Finance Documents (the “Guaranteed Obligations”);

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(ii)

undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with the Guaranteed Obligations, it shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 19 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Demands

Each Guarantor unconditionally and irrevocably undertakes immediately on written demand by the Agent from time to time to make payment in accordance with its guarantee obligations under Clause 19.1 (Guarantee obligations) where such demand is accompanied by a statement of the Agent that a payment has fallen due under the Finance Documents, that a Borrower has failed to make such payment when due and that notice of such non-payment has been issued. Each of such payments so demanded shall be made by the Guarantors to such account as the Agent may from time to time notify in writing.

19.3	Scope of liability

The liability of each Guarantor under this guarantee shall be limited to USD 600,000,000 plus any unpaid amount of interest, fees, liability and expenses in respect of the Guaranteed Obligations.

19.4	Number of claims

There is no limit on the number of claims that may be made by the Agent on behalf of the Finance Parties under this guarantee.

19.5	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Borrowers in respect of the Guaranteed Obligations, regardless of any intermediate payment or discharge in whole or in part.

19.6	Survival of the Guarantors’ liability

(a)

No Guarantor’s liability to the Finance Parties under this guarantee shall be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without a Guarantor’s knowledge or consent):

(i)

any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with an Obligor or any third party in respect of any of its obligations under the Finance Documents, including, but not limited to, any postponement of repayments or the Final Maturity Date, any increase of any Commitment, prepayments in another manner than scheduled in this Agreement, and any other issues;

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(ii)	any legal limitation, disability or incapacity of an Obligor or any third party related to the Finance Documents;

(iii)

any invalidity, irregularity, unenforceability, imperfection or avoidance of or any defect in any security granted by, or the obligations of any party to the Finance Documents, or any amendment to or variation thereof, or of any other document or security comprised therein;

(iv)

the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) or the appointment of a receiver for an Obligor or any third party, or the occurrence of any circumstances whatsoever affecting the liability of any party to discharge its obligations under the Finance Documents;

(v)	any challenge, dispute or avoidance by any liquidator of an Obligor or any third party in respect of any claim by a Guarantor or any third party by right of subrogation in any such liquidation;

(vi)

any release, discharge, renewal, amendment, extension, compromise, exchange or realisation of any security, obligation or term of the Finance Documents, or any further security for the obligations of an Obligor under the Finance Documents;

(vii)	any failure on the part of the Finance Parties (whether intentional or not) to take or perfect any security agreed to be taken under or in relation to the Finance Documents; or

(viii)

any other act, matter or thing (save for discharge in full of all of the Borrowers’ obligations in respect of the Guaranteed Obligations) which might otherwise constitute a legal discharge of the obligations of the Borrowers thereunder.

(b)

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Services Act of 25 June 1999 No. 46 not being mandatory provisions, including the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(i)	§ 62 (1) (a) (to be notified of any security the giving of which was a precondition for the making of any Loan, but which has not been validly granted or has lapsed);

(ii)	§ 63 (1) - (2) (to be notified of any event of default hereunder and to be kept informed thereof);

(iii)	§ 63 (3) (to be notified of any extension granted to an Obligor in payment of principal and/or interest);

(iv)	§ 63 (4) (to be notified of an obligor’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(v)	§ 65 (3) (that the consent of the Guarantor is required for the Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(vi)

§ 66 (1) - (2) (that the Guarantor shall be released from its liabilities hereunder if security which was given, or the giving of which was a precondition for the making of any Loan, is released by the Finance Parties without the consent of the Guarantor);

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(vii)

§ 66 (3) (that the Guarantor shall be released from its liabilities hereunder if, without its consent, security the giving of which was a precondition for the making of any Loan or, was not validly granted);

(viii)	§ 67 (2) (about reduction of the Guarantor’s liabilities hereunder);

(ix)

§ 67 (4) (that the Guarantor’s liabilities hereunder shall lapse after ten (10) years, as the Guarantor shall remain liable hereunder as long as any amount is outstanding in respect of the Guaranteed Obligations);

(x)

§ 70 (as the Guarantor shall have no right of subrogation into the rights of the Finance Parties under the Finance Documents until and unless the Finance Parties shall have received all amounts due or to become due to them in respect of the Guaranteed Obligations);

(xi)

§ 71 (as the Finance Parties shall have no liability first to make demand upon or seek to enforce remedies against the Borrowers or any of them or any other security provided in respect of the Borrowers’ liabilities under the Finance Documents before demanding payment under or seeking to enforce the security created hereunder);

(xii)	§ 72 (as all interest and default interest due in respect of the Guaranteed Obligations shall be secured hereunder);

(xiii)	§ 73 (1) - (2) (as all costs and expenses related to a default in respect of the Guaranteed Obligations shall be secured hereunder); and

(xiv)

§ 74 (1) - (2) (as the Guarantor shall make no claim against a Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them in respect of the Guaranteed Obligations).

19.7	Deferral of Guarantors’ rights

Each Guarantor does further undertake to the Finance Parties that as long as this guarantee is effective:

(i)

following receipt by the Guarantor of a notice from the Agent of the occurrence of any Event of Default which is unremedied, the Guarantor will not make demand for or claim payment of any moneys due to the Guarantor from a Borrower, or exercise any other right or remedy to which the Guarantor is entitled in respect of such moneys unless and until all moneys owing or due and payable by a Borrower to the Finance Parties in respect of the Guaranteed Obligations have been irrevocably paid in full;

(ii)

if a Borrower shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantor shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by the Borrower to the Finance Parties in respect of the Guaranteed Obligations have been irrevocably paid in full;

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(iii)

if the Guarantor, in breach of paragraph (i) or (ii) above of this Clause 19.7 receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by the Guarantor for the Agent to apply the same as if they were moneys received or recovered by the Agent hereunder; and

(iv)	the Guarantor has not taken and will not take from any Borrower any security whatsoever for the moneys hereby guaranteed.

19.8	Exclusion of Guarantors’ rights

Until all moneys owing or due and payable by the Borrowers to the Finance Parties in respect of the Guaranteed Obligations have been paid in full, no Guarantor will take any action which would result in the Guarantor sharing in or succeeding to or benefiting from (by subrogation or otherwise) any rights which the Finance Parties may have in respect of any moneys owing or due and payable by a Borrower to the Finance Parties or any security therefore or all or any of the proceeds of such rights or security.

19.9	Enforcement

(a)	No Finance Party shall be obliged before taking steps to enforce this guarantee against a Guarantor:

(i)	to obtain judgement against an Obligor or any third party in any court or other tribunal;

(ii)	to make or file any claim in a bankruptcy or liquidation of an Obligor or any third party; or

(iii)	to take any action whatsoever against an Obligor or any third party under the Finance Documents, except giving notice of payment of the relevant part of the amounts outstanding hereunder;

and each Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making demand against the it hereunder, except as required hereunder or by mandatory law.

(b)

Without affecting the obligations of a Guarantor hereunder, the Finance Parties may take such action as they in their own discretion may consider appropriate against any other person or parties and securities to recover moneys due and payable in respect of the Guaranteed Obligations.

(c)

Any release, discharge or settlement between a Guarantor and the Finance Parties or any of them in relation to this guarantee shall be conditional upon no right, security, disposition or payment to the Finance Parties by an Obligor or any other person being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any reason. If any such right, security, disposition or payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce this guarantee against each Guarantor as if such release, discharge or settlement had not occurred and any such security, disposition or payment had not been made.

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19.10	Guarantee limitations

(a)	Without limiting any specific exemptions set out below:

(i)	no obligations of a Guarantor under this Clause 19 will extend to include any obligation or liability; and

(ii)	no Security granted by an Obligor will secure any obligation or liability,

if to do so would be unlawful financial assistance in respect of the acquisition of shares in itself or its Holding Company under the laws of its or its Holding Company’s jurisdiction of incorporation.

(b)

Notwithstanding any provision to the contrary in this Agreement or any Finance Document, the obligations of any Obligor incorporated in Norway (each a “Norwegian Obligor”), whether in its capacity as Guarantor or security provider, shall be limited to the extent necessary to comply with the mandatory provisions of Sections 8-7 and 8-10 of the Norwegian Limited Companies Act (act of 13 June 1997 no 44), regarding unlawful financial assistance and other restrictions on a Norwegian limited liability company’s ability to grant guarantees, loans or securities in favour of other group companies. The obligations of each of the Norwegian Obligors under this Clause 19 and the Finance Documents (other than this Agreement) shall however be interpreted so as to include as much as possible without contravening the limitations of the Norwegian Limited Companies Act.

20	REPRESENTATIONS AND WARRANTIES

Each Obligor makes the representations and warranties set out in this Clause 20 to each Finance Party on the date of this Agreement.

20.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 26 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

20.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(i)	any law or regulation applicable to it;

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(ii)	its or any of its Subsidiaries’ constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

20.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5	Validity and admissibility in evidence

All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

20.6	Governing law and enforcement

(a)	The choice of governing law of the Finance Documents will be recognised and enforced in its Relevant Jurisdictions.

(b)	Any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.7	No deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.8	No filing or stamp taxes

Under the law of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

20.9	No Default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which might have a Material Adverse Effect.

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20.10	No misleading information

(a)

Any factual information provided by any member of the Group for the purposes of this Agreement was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	Any financial projections provided to the Finance Parties in connection with this Agreement have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)

Nothing has occurred or been omitted from the information given to the Finance Parties in connection with this Agreement and no information has been given or withheld that results in the information given to the Finance Parties in connection with this Agreement being untrue or misleading in any material respect.

20.11	Financial statements

(a)

Its Original Financial Statements were prepared in accordance with the Approved Accounting Principles consistently applied, and fairly represent its financial condition and operations (consolidated in the case of the Parent) during the relevant financial year.

(b)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Parent) since 31 December 2009.

20.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.14	Environmental Laws

(a)

It is in compliance with all Environmental Laws applicable to it and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which would have a Material Adverse Effect.

(b)

No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim would have a Material Adverse Effect.

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20.15	Repetition

The representations and warranties set out in this Clause 20 are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:

(i)	the date of each Utilisation Request and the first day of each Interest Period; and

(ii)	in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor.

21	INFORMATION UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Financial statements

The Parent shall supply to the Agent in sufficient copies for all the Lenders:

(i)

as soon as the same become available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year and the audited financial statements of each Obligor for that financial year; and

(ii)

as soon as the same become available, but in any event within 60 days after the end of each quarter of each of its financial years its consolidated financial statements for that financial quarter and the financial statements of each Obligor for that financial quarter.

21.2	Compliance Certificate

(a)

The Parent shall supply to the Agent, with each set of consolidated financial statements of the Parent delivered pursuant to Clause 21.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 22 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by the chief financial officer of the Parent.

21.3	Requirements as to financial statements

(a)

Each set of financial statements delivered by the Parent pursuant to Clause 21.1 (Financial statements) shall be certified by the chief financial officer of the Parent as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)

The Parent shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 21.1 (Financial statements) is prepared using the Approved Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Obligor unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Approved Accounting Principles, the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the Approved Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

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(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4	Environmental Claims

Each Obligor shall, promptly upon becoming aware of the same, inform the Agent in writing of:

(i)	any Environmental Claim against any member of the Group which is current, pending or threatened; and

(ii)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Group,

where the claim, if determined against that member of the Group, would have a Material Adverse Effect.

21.5	Information: miscellaneous

The Parent shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(i)	all material documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(ii)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(iii)

no later than 30 days prior to any member of the Group making a Permitted Acquisition having an Enterprise Value exceeding USD 100,000,000, a two (2) year financial forecast for the Parent (on a consolidated basis), with pro forma numbers taking into effect the making of the Permitted Acquisition showing compliance with Clause 22 (Financial covenants) and a ratio of Net Interest Bearing Debt to EBITDA not exceeding 2.50; and

(iv)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

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21.6	Notification of Default

(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Parent shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.7	Use of websites

(a)

The Parent may satisfy its obligation under this Agreement to deliver any information in relation to the Lenders by posting this information onto an electronic website designated by the Parent and the Agent (the “Designated Website”) if:

(i)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(ii)	the information is in a format previously agreed between the Parent and the Agent.

(b)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.

(c)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Parent under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall comply with any such request within ten (10) Business Days.

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21.8	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Parent shall, by not less than ten (10) Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 26 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

22	FINANCIAL COVENANTS

22.1	Definitions

In this Agreement:

“Capital Expenditure”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate of any expenditure or obligation in respect of expenditure which in accordance with the Approved Accounting Principles is treated as capital expenditure (and including the capital element of any expenditure or obligation incurred in connection with a finance or capital lease.

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“Cash and Cash Equivalents”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate amount of the Group’s:

(i)	cash in hand or on deposit with any bank or financial institution located in any member state of the OECD or the United States of America;

(ii)	cash equivalents (as reported in its financial statements in accordance with the Approved Accounting Principles); and

(iii)	the amount available for drawing under committed and undrawn credit lines,

in all cases unencumbered by any Security (other than one arising pursuant to netting, set-off, cash management, cash pooling or consolidation or combination of accounts in accordance with the Group’s banking arrangements) and otherwise at the unrestricted disposal of the relevant members of the Group.

“EBITDA”

means, at the date of calculation (on a consolidated basis for the Group), earnings before interest, tax, depreciation and amortisation on ordinary activities.

“Gross Interest Bearing Debt”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate of the Group’s indebtedness for or in respect of:

(i)	the outstanding principal amount of any moneys borrowed;

(ii)	the outstanding principal amount of any acceptance under any acceptance credit;

(iii)

the outstanding principal amount of any bond (other than a performance bond, advance payment bond or other similar instrument issued in respect of the obligations of any member of the Group arising in the ordinary course of trading of that member of the Group), note, debenture, loan stock or other similar instrument;

(iv)	the capitalised element of indebtedness under a finance or capital lease;

(v)	the outstanding principal amount of all moneys owing in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(vi)

the outstanding principal amount of any indebtedness (not paid within 360 days) arising from any deferred payment agreements arranged primarily as a method of raising finance or financing any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in paragraph (iii) above (except any such arrangements entered into in the ordinary course of business);

(vii)

the outstanding principal amount of any indebtedness arising in connection with any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing; and

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(viii)

without double counting, the outstanding principal amount of any indebtedness of any person of a type referred to in paragraphs (i)-(vii) (inclusive) above which is the subject of a guarantee, indemnity or similar assurance against financial loss given by a member of the Group.

“Net Interest Bearing Debt”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate amount of the Group’s Gross Interest Bearing Debt less the total amount of the Group’s Cash and Cash Equivalents.

“OECD”

means the Organisation for Economic Co-operation and Development.

“Total Assets”

means, at the date of calculation (on a consolidated basis for the Group), the aggregate book value of those of the Group’s assets which, according to the Approved Accounting Principles, shall be included as assets in a balance sheet.

“Total Equity”

means, at the date of calculation (on a consolidated basis for the Group), the Group’s nominal book equity.

22.2	Calculations

(a)

For the purpose of this Clause 22, all calculations shall be conducted in accordance with the terms defined in Clause 1.1 (Definitions) and Clause 22.1 (Definitions) and, to the extent not inconsistent with those definitions, the Approved Accounting Principles applicable from time to time and be based on the information reported in the Parent’s consolidated financial statements prepared in accordance with the Approved Accounting Principles consistently applied.

(b)	For the purpose of calculation of any financial ratio relating to the Group (including pro forma compliance):

(i)

there shall be included in determining EBITDA for any period (including the portion thereof occurring prior to the relevant acquisition) the consolidated earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) for the period of any person, property, business or material fixed asset acquired and not subsequently sold, transferred or otherwise disposed of by any member of the Group during such period (each such person, property, business or asset acquired and not subsequently disposed of an “Acquired Entity or Business”); and

(ii)

there shall be excluded in determining EBITDA for any period, the earnings before interest, tax, depreciation and amortisation (calculated on the same basis as EBITDA, mutatis mutandis) of any person, property, business or material fixed asset sold, transferred or otherwise disposed of by any member of the Group during such period (including the portion thereof occurring prior to such sale, transfer,

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disposition or conversion) (each such person, property, business or asset so sold or disposed of, a “Sold Entity or Business”) together with any additional costs incurred by the Group relating to the sale, transfer or disposal of the Sold Entity or Business.

(c)	No item must be credited or deducted more than once in any calculation under this Clause 22.

22.3	Gearing ratio

The Parent shall ensure that the ratio of Net Interest Bearing Debt to EBITDA for the Group (on a consolidated basis) measured at the end of each financial quarter on the basis of 12 months rolling EBITDA (starting with the financial quarter ending 31 December 2010) at any time does not exceed 3.00.

22.4	Equity ratio

The Parent shall ensure that the ratio of Total Equity to Total Assets for the Group (on a consolidated basis) measured at the end of each financial quarter (starting with the financial quarter ending 31 December 2010) at all times is at least 0.30.

22.5	Free cash

The Parent shall ensure that the Cash and Cash Equivalents of the Group (on a consolidated basis) at all times at least amounts to the higher of (i) USD 30,000,000 and (ii) an amount equivalent to at least five (5) per cent. of the Net Interest Bearing Debt of the Parent (on a consolidated basis).

22.6	Capital Expenditure

The Parent shall ensure that the Capital Expenditure of the Group (on a consolidated basis) measured at the end of each financial year (starting with the financial year ending 31 December 2010) shall not exceed USD 175,000,000 in any financial year, plus any Capital Expenditure related to the Newbuilding, provided that if the Acquisition is not completed on or before 30 June 2011, such amount shall automatically be reduced to NOK 150,000,000 plus any Capital Expenditure related to the Newbuilding.

23	GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

23.1	Authorisations

Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

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any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

23.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

23.3	Pari passu ranking

Each Obligor shall (and the Parent shall ensure that each other member of the Group shall) procure that at all times its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

23.4	Insurance

(a)

Each Obligor shall (and the Parent shall procure that each member of the Group will) maintain insurances on and in relation to its business and assets against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

(b)	All insurances must be with reputable independent insurance companies or underwriters.

23.5	Taxation

Each Obligor shall (and the Parent shall procure that each member of the Group will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;

(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements); and

(iii)	failure to pay those Taxes would not have a Material Adverse Effect.

23.6	Negative pledge

In this Clause 23.6, “Quasi-Security” means an arrangement or transaction described in paragraph (b) below.

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Parent shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

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(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to any Security or (as the case may be) Quasi-Security, listed below:

(i)	any Security granted pursuant to the Finance Documents;

(ii)

any Security existing at the date of this Agreement and disclosed to and approved by the Agent (acting on the instructions of the Original Lenders) in writing prior to the entering into of this Agreement;

(iii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iv)

any payment or close out netting or set-off arrangement pursuant to any interest or currency hedging transaction subject to a master agreement on terms and conditions that are standard within the industry entered into by a member of the Group without providing any other Security or Quasi-Security;

(v)	any lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any member of the Group;

(vi)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(vii)	any Security over the Newbuilding in support of a EUR 40,000,000 ECA covered buyer credit facility;

(viii)	any Security or Quasi-Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within six (6) months of the date of acquisition of such asset;

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(ix)

any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within six (6) months of that company becoming a member of the Group; or

(x)	any Security or Quasi-Security consented to in writing by the Majority Lenders.

23.7	Financial Indebtedness restrictions

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) incur, create or permit to subsist any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to Financial Indebtedness which is:

(i)	incurred under the Finance Documents;

(ii)	incurred by way of overdraft facilities the aggregate outstanding principal amount of which does not exceed USD 50,000,000 (or its equivalent in other currencies);

(iii)	incurred by way of an ECA covered buyer credit facility in respect of the Newbuilding the outstanding principal amount of which does not exceed EUR 40,000,000 (or its equivalent in other currencies);

(iv)

existing on the date of this Agreement and incurred by ALY and/or its Subsidiaries (including for the avoidance of doubt the outstanding principal amount of the 2014 Notes and the 2017 Notes) and listed in Schedule 11 (List of existing Financial Indebtedness in ALY), the aggregate outstanding principal amount of which shall not exceed USD 500,000,000 (or its equivalent in other currencies);

(v)

incurred by the Parent in relation to any Permitted Acquisition of a company or assets having an Enterprise Value of less than USD 100,000,000 in a principal amount not exceeding the Enterprise Value of the company or assets acquired;

(vi)

incurred by the Parent in relation to any Permitted Acquisition of a company or assets having an Enterprise Value of USD 100,000,000 or more in a principal amount not exceeding 50 per cent. of the Enterprise Value of the company or assets acquired;

(vii)	incurred through any derivative transaction entered into in the ordinary course of business in connection with protection against or benefit from fluctuation in any rate or price;

(viii)	to which a member of the Group is the sole creditor and which is unsecured;

(ix)

not permitted by sub-paragraphs (i) to (viii) above (both inclusive) and the aggregate outstanding principal amount of which does not exceed USD 25,000,000 (or its equivalent in other currencies) in aggregate at any time, and provided that if the Acquisition is not completed on or before 30 June 2011, such amount shall automatically be reduced to USD 15,000,000 (or its equivalent in other currencies); or

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(x)	consented to in writing by the Majority Lenders,

provided, however, that under no circumstances shall the Subsidiaries of the Parent without the prior written consent of the Majority Lenders be permitted to incur, create or permit to subsist any Financial Indebtedness (other than the principal amount of any Facility C Loans) the aggregate outstanding principal amount of which exceeds USD 25,000,000 (or its equivalent in other currencies) in aggregate in addition to any Financial Indebtedness incurred by such Subsidiaries and existing at the date of this Agreement and disclosed to the Agent prior to the entering into of this Agreement.

23.8	Disposals

(a)

No Obligor shall (and the Parent shall ensure that no other member of the Group will), either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease out or otherwise dispose of, including by means of a de-merger or merger (each a “disposal”), any assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals on arm’s length terms and at fair market value in the ordinary course of trading;

(ii)	disposals of obsolete equipment and machinery;

(iii)	disposals of assets in exchange for other assets comparable or superior as to type, value and quality;

(iv)	disposals of Cash and Cash Equivalents to the extent not prohibited by the Finance Documents;

(v)

disposals of assets where the net consideration received when aggregated with the net consideration receivable for any other disposal by members of the Group other than in accordance with sub-paragraphs (i) to (iv) (both inclusive) above, in any calendar year does not exceed USD 50,000,000 (or its currency equivalent) in any calendar year, and provided that if the Acquisition is not completed on or before 30 June 2011, such amount shall automatically be reduced to USD 20,000,000 (or its equivalent in other currencies); or

(vi)	any other disposal consented to in writing by the Majority Lenders.

23.9	Merger, de-merger and acquisition restrictions

(a)

No Obligor shall (and the Parent shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction, or make any acquisition of any other person, or the assets and business of any other person.

(b)	Paragraph (a) does not apply to:

(i)	any intra-Group merger, de-merger or re-organisation on a solvent basis;

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(ii)	the Acquisition;

(iii)	any Permitted Acquisition; or

(iv)	any other amalgamation, demerger, merger or corporate reconstruction or acquisition consented to in writing by the Majority Lenders.

23.10	Change of business

The Parent shall procure that no substantial change is made to the general nature of the business of the Parent or the Group from that carried on at the date of this Agreement.

23.11	Loans or credit

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) be a creditor in respect of any Financial Indebtedness.

(b)	Paragraph (a) above does not apply to:

(i)	normal trade credit extended to its customers on normal commercial terms and in the ordinary course of its trading activities;

(ii)	an advance payment made in the ordinary course of business;

(iii)	any loan or other credit granted to another member of the Group which is unsecured; or

(iv)	any creditor relationship entered into with the prior written consent of the Majority Lenders.

23.12	No guarantees or indemnities

(a)	No Obligor shall (and the Parent shall ensure that no other member of the Group will) incur or allow to remain outstanding any guarantee or indemnity in respect of any obligation of any person.

(b)	Paragraph (a) above does not apply to a guarantee or indemnity which is:

(i)	granted pursuant to the Finance Documents;

(ii)	granted in respect of any obligations of another member of the Group, provided that any claims in respect thereof are unsecured; or

(iii)	entered into with the prior written consent of the Majority Lenders.

23.13	Arm’s length terms

The Parent shall ensure that all agreements and transactions entered into by a member of the Group with an Affiliate, a shareholder or an Affiliate of a shareholder shall be entered into and made on arm’s length terms.

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23.14	Guarantors

(a)

The Parent shall ensure that at all times from and including the first Utilisation Date, the aggregate earnings before interest, tax depreciation and amortisation calculated on the same basis as EBITDA and aggregate gross assets and the aggregate turnover of the Guarantors (in each case calculated on an unconsolidated basis and excluding all intra-Group items) represents not less than 80 per cent. of EBITDA, consolidated turnover and Total Assets of the Group.

(b)

The Parent shall ensure that any direct or indirect shareholder of ALY (other than the Parent and its shareholders) shall become an Additional Guarantor on or before the making of the first Utilisation in respect of Facility B or Facility C unless becoming an Additional Guarantor would breach any law to which such shareholder of ALY is subject or any contract by which such shareholder of ALY is bound (it being agreed and understood that the Parent shall use all reasonable efforts to seek to avoid any such restrictions).

(c)

The Parent shall ensure that any of its Subsidiaries (other than those referred to in paragraph (b) above) which becomes a Material Subsidiary shall become an Additional Guarantor within 60 days following the date it becomes a Material Subsidiary unless becoming an Additional Guarantor would breach any law to which such Subsidiary is subject or any contract by which such Subsidiary is bound (it being agreed and understood that the Parent shall use all reasonable efforts to seek to avoid any such restrictions).

23.15	Further security

Each Obligor who is or becomes the creditor of any loans and/or credits made by it to any other member of the Group in an aggregate principal amount exceeding USD 10,000,000 in each case, shall within 30 days after the making of any such loans and/or credits enter into an Intra-Group Loan Assignment with the Agent in respect of its claims relating to any such loans and/or credits, and do all such acts and execute all such documents in favour of the Agent and provide such documentation to the Agent as the Agent may reasonably require to perfect the security created or intended to be created thereunder and evidence that the Intra-Group Loan Assignment has been validly executed by the relevant Obligor.

23.16	The Acquisition

(a)	The Parent shall comply (and ensure that all other members of the Group comply) in all material respects with all applicable laws and regulations which are directly relevant to the Acquisition.

(b)	The Parent shall:

(i)	promptly inform the Agent of any material developments in relation to the Acquisition and material changes to the terms or conditions of the Merger Agreement; and

(ii)	promptly supply to the Agent:

(A)	copies of all material notices or announcements received or issued by it or any other member of the Group in relation to the Acquisition; and

(B)

any other information regarding the progress of the Acquisition as the Agent may reasonably request, except to the extent that it is prohibited from doing so by the terms of any confidentiality undertaking or other legal restriction.

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23.17	Hedging

(a)	The Parent shall ensure that the members of the Group carry out all interest and currency hedging, and other derivative transactions, with any of the Lenders.

(b)	The Parent shall ensure that no member of the Group shall enter into any interest and currency hedging, or other derivative transactions, for speculative purposes.

24	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 24 is an Event of Default (save for Clause 24.12 (Acceleration)).

24.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

(ii)	payment is made within one (1) Business Day of its due date.

24.2	Financial covenants

Any requirement of Clause 22 (Financial covenants) is not satisfied.

24.3	Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 24.1 (Non-payment) and Clause 24.2 (Financial covenants)).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of:

(i)	the Agent giving notice to the Parent or the relevant Obligor; and

(ii)	the Parent or an Obligor becoming aware of the failure to comply.

24.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

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24.5	Cross-default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of default will occur under this Clause 24.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than USD 10,000,000 (or its equivalent in any other currencies).

24.6	Insolvency

(a)

A Material Subsidiary is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Material Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Material Subsidiary.

24.7	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets;

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

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This Clause 24.7 shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement.

24.8	Creditor’s process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group and is not discharged within thirty (30) days after the relevant member of the Group became aware of the same.

24.9	Effectiveness of Finance Documents

(a)	It is or becomes impossible or unlawful for an Obligor to perform any of its obligations under the Finance Documents.

(b)

Any Finance Document does not at any time constitute legal, valid, binding and enforceable obligations in all respects of an Obligor being a party thereto, and, if in the reasonable opinion of the Agent capable of remedy, is not remedied to the satisfaction of the Agent within ten (10) Business Days after the Parent or the relevant Obligor became or should have become aware of such event, or is alleged by an Obligor not to constitute its legal, valid, binding and enforceable obligations in any respect for any reason.

(c)

A Security Document (other than the guarantee set out in Clause 19 (Guarantee and indemnity)) does not create the security it purports to create and the Parent does not within five (5) Business Days after receipt of notice from the Agent execute or procure the execution of such documentation as required by the Agent in order to remedy such defect, or if not, in the opinion of the Agent, remediable, the Parent does not within five (5) Business Days after receipt of a draft of security documentation procure that additional valid and duly perfected security of equal value to the security constituted by the relevant Security Document is put in place.

(d)	An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

24.10	Listing

The Listing has not been effected by 31 December 2010, or the shares of the Parent at any time thereafter cease to be listed on the Oslo Stock Exchange.

24.11	Material adverse change

Any event or series of events occurs which would have a Material Adverse Effect.

24.12	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Parent:-

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

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(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(iv)	exercise or direct the Agent to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

25	CHANGES TO THE LENDERS

25.1	Transfers by the Lenders

Subject to this Clause 25, a Lender (the “Existing Lender”) may, after consultation with the Parent:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

25.2	Conditions of assignment or transfer

(a)	The consent of the Parent is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender.

(b)

The consent of the Parent to an assignment or transfer must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five (5) Business Days after the Existing Lender has requested it unless consent is expressly refused by the Parent within that time.

(c)	The consent of the Parent to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment or transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (c) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

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(d)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

25.3	Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a fee of USD 2,000.

25.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations transferred under this Clause 25;

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

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25.5	Procedure for transfer

(a)

Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)

each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

25.6	Copy of Transfer Certificate to the Parent

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Parent a copy of that Transfer Certificate.

25.7	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 25, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

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(ii)

in the case of any Lender which is a fund, any charge, assignment or other security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or security shall:

(iii)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or security for the Lender as a party to any of the Finance Documents; or

(iv)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26	CHANGES TO THE OBLIGORS

26.1	Transfer by the Obligors

No Obligor may assign, transfer or dispose of any of, or any interest in, its rights and/or obligations under any of the Finance Documents.

26.2	Additional Borrowers

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.8 (“Know your customer” checks), the Parent may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	the Lenders approve the addition of that Subsidiary;

(ii)	the Parent delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Parent confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)

the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 8 (Conditions precedent documents) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 8 (Conditions precedent documents).

26.3	Resignation of a Borrower

(a)	The Parent may request that a Borrower (other than the Parent) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case); and

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(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations in its capacity as a Borrower under the Finance Documents.

26.4	Additional Guarantors

(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 21.8 (“Know your customer” checks), the Parent may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Parent delivers to the Agent a duly completed and executed Accession Letter; and

(ii)

the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 8 (Conditions precedent documents) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 8 (Conditions precedent documents).

26.5	Repetition of representations and warranties

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties set out in Clause 20 (Representations and warranties) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

26.6	Resignation of a Guarantor

(a)	The Parent may request that a Guarantor (other than the Parent) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Parent and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Parent has confirmed this is the case);

(ii)	all the Lenders have consented to the Parent’s request; and

(iii)	where the Guarantor is also a Borrower, it is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower).

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27	THE ROLE OF THE AGENT AND THE ARRANGERS

27.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Without prejudice to Clause 25.6 (Copy of Transfer Certificate to the Parent), paragraph (a) above shall not apply to any Transfer Certificate.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or an Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

27.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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27.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorized; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 24.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by an Obligor (other than a Utilisation Request or a Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrowers and shall disclose the same upon the written request of the Parent or the Majority Lenders.

(g)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.7	Majority Lenders’ instructions

(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

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(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)

The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (e) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.

27.8	Responsibility for documentation

Neither the Agent nor any Arranger:

(i)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents;

(ii)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document or the Transaction Security; or

(iii)

is responsible for any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by applicable law or regulation relating to insider dealing or otherwise.

27.9	Exclusion of liability

(a)

Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document or the Transaction Security, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause 27.9.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or an Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and each Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or an Arranger.

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27.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Parent.

(b)

Alternatively the Agent may resign by giving thirty (30) days notice to the Lenders and the Parent, in which case the Majority Lenders (after consultation with the Parent) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within twenty (20) days after notice of resignation was given, the retiring Agent (after consultation with the Parent) may appoint a successor Agent.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27. Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.12	Replacement of the Agent

(a)

After consultation with the Parent, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

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(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.13	Confidentiality

(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

27.14	Relationship with the Lenders

(a)

The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 7 (Mandatory Cost formula).

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(i)	the financial condition, status and nature of each member of the Group;

(ii)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and the Transaction Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Transaction Security;

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(iii)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the Transaction Security, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(iv)

the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(v)

the right or title of any person in or to, or the value or sufficiency of any part of the assets subject to the Transaction Security, the priority of any of the Transaction Security or the existence of any security affecting the assets subject to the Transaction Security

27.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Parent) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(i)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(ii)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(iii)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29	SHARING AMONG THE FINANCE PARTIES

29.1	Payments to the Finance Parties

Subject to paragraph (b) below, if a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 30 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery, to the Agent;

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(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)

the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 30.6 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 30.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

29.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(i)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(ii)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)

This Clause 29 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

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(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified the other Finance Party of the legal or arbitration proceedings; and

(ii)

the other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

29.6	Distribution of enforcement proceeds

All moneys from time to time received or recovered by the Agent in connection with the realisation and enforcement of all or any part of the Transaction Security shall be held by the Agent on trust to apply them as soon as reasonably practicable and to the extent permitted by applicable law, in the following order of priority:

(i)	firstly, in or towards payment of costs and expenses incurred by the Agent and the other Finance Parties in connection with such realisation and enforcement; and

(ii)	secondly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

30	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.3 (Distributions to an Obligor) and Clause 30.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 31 (Set-Off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

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30.4	Clawback

(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

30.5	Impaired Agent

(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (i) of the definition of “Acceptable Bank” and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 30.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with Clause 27.12 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 30.5 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 30.2 (Distributions by the Agent).

30.6	Partial payments

(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

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(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement;

(iv)	fourthly in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

30.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.8	Business Days

(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.9	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than in the Base Currency shall be paid in that other currency.

30.10	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

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(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or e-mail.

32.2	Addresses

(a)

The address, fax number and e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of the Agent and the Parent for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(i)	of the Agent in respect of agency matters:

Danske Bank A/S

75 King William Street

London EC4N 7DT

England

Telefax: +44 20 7410 8008

E-mail: synlon@uk.danskebank.com

Attn.: Agency Department

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(ii)	of the Agent in respect of administrative matters:

Danske Bank A/S

c/o Fokus Bank, Norwegian Branch of Danske Bank A/S

Søndre gate 15

N-7011 Trondheim

Norway

Telefax: +47 85 40 79 69

E-mail: int.finansiering@fokus.no

Attn.: Internasjonal Finansiering – Maria Reguilon Aune

(iii)	of the Parent:

Seawell Limited

c/o Seawell Management AS

Løkkeveien 107

P.O. Box 332

N-4002 Stavanger

Norway

Telefax: +47 51 30 97 19

E-mail: lars.bethuelsen@seawellcorp.com

Attn.: Chief Financial Officer

or any substitute address, fax number or e-mail address or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by the giving of not less than five (5) Business Days’ notice.

(b)

The address, fax number and e-mail address, and the department or officer, if any, for whose attention the communication is to be made) of the Agent and the Parent for any communication or document to be made or delivered under or in connection with the Finance Documents are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party; or any other address or fax number or department or officer notified by that Party for this purpose to the Agent by the giving of not less than five (5) Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

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(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Parent in accordance with this Clause 32 will be deemed to have been made or delivered to each of the Obligors.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Electronic communication

(a)

Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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33	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

34	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

36	AMENDMENTS AND WAIVERS

36.1	Required consents

(a)

Subject to Clause 36.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 36.

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36.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or the Guarantors other than in accordance with Clause 26 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 25 (Changes to the Lenders) or this Clause 36; or

(viii)

the release of any guarantee and indemnity granted under Clause 19 (Guarantee and Indemnity) or of any Transaction Security unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of the Transaction Security where such sale or disposal is expressly permitted under this Agreement or any other Finance Document, shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Agent or an Arranger (each in their capacity as such) may not be effected without the consent of the Agent or the relevant Arranger.

36.3	Disenfranchisement of Defaulting Lenders

(a)

For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Available Commitment.

(b)	For the purposes of this Clause 36.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

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36.4	Replacement of a Defaulting Lender

(a)

The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 25.1 (Transfers by the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution (a “Replacement Lender”) selected by the Parent, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest and/or Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 36.4 shall be subject to the following conditions:

(i)	no Obligor shall have any right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to any Obligor to find a Replacement Lender;

(iii)	the transfer must take place no later than ten (10) Business Days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

37	CONFIDENTIALITY

37.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 37.2 (Disclosure of Confidential Information), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

37.2	Disclosure of Confidential Information

Any Finance Party may disclose:

(i)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

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(ii)	to any person:

(A)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(B)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(C)

appointed by any Finance Party or by a person to whom paragraph (ii)(A) or (B) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.14 (Relationship with the Lenders));

(D)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (ii)(A) or (B) above;

(E)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(F)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 25.7 (Security over Lenders’ rights);

(G)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(H)	who is a Party; or

(I)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(J)

in relation to paragraphs (ii)(A), (B and (C) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

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(K)

in relation to paragraph (ii)(D) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(L)

in relation to paragraphs (ii)(E), (F) and (G) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(iii)

to any person appointed by that Finance Party or by a person to whom paragraph (ii)(A) or (B) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (iii) if the service provider to whom the Confidential Information is to be given has entered into such form of confidentiality undertaking agreed between the Parent and the relevant Finance Party.

37.3	Entire agreement

This Clause 37 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

37.4	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

37.5	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Parent:

(i)

of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (ii)(E) of Clause 37.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 37 (Confidentiality).

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37.6	Continuing obligations

The obligations in this Clause 37 (Confidentiality) are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve (12) months from the earlier of:

(i)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(ii)	the date on which such Finance Party otherwise ceases to be a Finance Party.

38	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39	GOVERNING LAW

This Agreement is governed by Norwegian law.

40	ENFORCEMENT

40.1	Jurisdiction

(a)

The courts of Norway have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement (a “Dispute”).

(b)

This Clause 40.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

40.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in Norway):

(i)

irrevocably appoints Seawell Management AS, Løkkeveien 107, P.O. Box 332, N-4002 Stavanger, Norway as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(ii)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

LENDERS AND COMMITMENTS

Lenders:	Facility A Commitment:	Facility B Commitment:	Facility C Commitment:

DnB NOR Bank ASA Stranden 21 N-0021 Oslo Norway	USD 62,500,000	USD 21,250,000	USD 53,750,000

Fokus Bank, Norwegian Branch of Danske Bank A/S Søndre gate 15 N-7011 Trondheim Norway	USD 62,500,000	USD 21,250,000	USD 53,750,000

Nordea Bank Norge ASA Middelthunsgate 17 N-0368 Oslo Norway	USD 62,500,000	USD 21,250,000	USD 53,750,000

Swedbank AB (publ) c/o Swedbank Norge P.O. Box 1441 Vika N-0115 Oslo Norway	USD 62,500,000	USD 21,250,000	USD 53,750,000

Total:	USD 250,000,000	USD 85,000,000	USD 215,000,000

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SCHEDULE 2

FORM OF

UTILISATION REQUEST

To:	DANSKE BANK A/S as Agent

Telefax: +44 20 7410 8008

Attn: Agency Department

Date:	[ ]

USD 550,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT DATED 11 NOVEMBER 2010 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[Facility A]/[Facility B]/[Facility C]*

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

By:

[    ]

Authorised signatory

*	Delete as appropriate.

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SCHEDULE 3

FORM OF

SELECTION NOTICE

To:	DANSKE BANK A/S as Agent

Telefax: +44 20 7410 8008

Attn: Agency Department

Date:	[ ]

USD 550,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT DATED 11 NOVEMBER 2010 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Facility C Loan with an Interest Period ending on [ ]:

3.	We request that the next Interest Period for the above Facility C Loan is [ ].

4.	This Selection Notice is irrevocable.

By:

[    ]

Authorised signatory

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SCHEDULE 4

FORM OF

TRANSFER CERTIFICATE

To:	Danske Bank A/S as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:	[ ]

USD 550,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT DATED 11 NOVEMBER 2010 (THE “AGREEMENT”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer):

(i)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

(ii)	The proposed Transfer Date is [ ].

(iii)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

6.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:
Name:	Name:
Title:	Title:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

Danske Bank A/S

By:

Name:

Title:

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SCHEDULE 5

FORM OF

ACCESSION LETTER

To:	DANSKE BANK A/S as Agent

From:	[Subsidiary] and [Company]

Date:	[ ]

USD 550,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT DATED 11 NOVEMBER 2010 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [26.2 (Additional Borrowers)]/[Clause 26.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Insert guarantee limitations language, if appropriate pursuant to applicable law]

4.	[Subsidiary’s] administrative details are as follows:

Address:

Fax no.:

Attention:

5.	This Accession Letter is governed by Norwegian law.

SEAWELL LIMITED	[SUBSIDIARY]

By:	By:
Name:	Name:
Title:	Title:

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SCHEDULE 6

FORM OF

RESIGNATION LETTER

To:	DANSKE BANK A/S as Agent

From:	[resigning Obligor] and [Company]

Date:	[ ]

USD 550,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT DATED 11 NOVEMBER 2010 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.

Pursuant to [Clause 26.3 (Resignation of a Borrower)]/[Clause 26.6 (Resignation of a Guarantor)], we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(i)	no Default is continuing or would result from the acceptance of this request; and

(ii)

[[resigning Borrower] is under no actual or contingent obligations as a Borrower under any Finance Documents]/[[resigning Borrower] is under no actual or contingent obligations as a Borrower and has resigned and ceased to be a Borrower under Clause 26.3 (Resignation of a Borrower) and all the Lenders have consented to this request].

4.	This Resignation Letter is governed by Norwegian law.

SEAWELL LIMITED	[RESIGNING OBLIGOR]

By:	By:
Name:	Name:
Title:	Title:

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SCHEDULE 7

MANDATORY COST FORMULAE

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

(a)	in relation to a sterling Loan:

per cent. per annum

(b)	in relation to a Loan in any currency other than sterling:

per cent. per annum.

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

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D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

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10.

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.

The Agent may from time to time, after consultation with the Parent and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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SCHEDULE 8

CONDITIONS PRECEDENT DOCUMENTS

PART 1

(in respect of the first Utilisation)

1.	In respect of each Original Obligor, copies of:

(a)	its memorandum and articles of association, by-laws or similar documentation;

(b)	updated certificate of registration, certificate of good standing or similar documentation;

(c)	a resolution of its board of directors authorising the execution of this Agreement and the other Finance Documents to which it is a party;

(d)

if not included in the resolutions referred to in sub-paragraph (c) above, a power of attorney to its representatives for the execution and registration of this Agreement and the other Finance Documents to which it is a party;

(e)	if required under applicable law, a resolution of its shareholders approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party;

(f)

such other documents and evidence as the Agent (or any Lender through the Agent) shall from time to time require, based on law and regulations applicable from time to time and the Lenders’ own internal guidelines applicable from time to time to identify the Obligors and any other identification or similar document any lender may reasonably require in order to satisfy any “know your customer” requirements applicable to such Lender; and

(g)	a specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above and each person authorised to sign Utilisation Requests and/or Selection Notices.

2.

A certificate of the Parent (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

3.

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part 1 of Schedule 8 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

4.

The Fee Letter duly signed by the Parent and evidence that all fees due and payable under the Agreement on or before the first Utilisation Date have been paid or will be paid on or before the first Utilisation Date.

5.	Confirmation of acceptance from the Borrowers to the Agent’s letter in respect of effective annual interest.

6.	Accession to this Agreement by sufficient Additional Guarantors in order to ensure compliance with paragraph (a) of Clause 23.14 (Guarantors).

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7.	In respect of the Security Documents:

(a)	the Intra-Group Loan Assignments duly executed by the relevant Obligors;

(b)	the notices of assignment and acknowledgements and consents required to be executed under the Intra-Group Loan Assignments, duly executed;

(c)	the Share Pledge Agreements duly executed by the relevant Obligors; and

(d)

the notices of pledge and acknowledgements thereof required to be executed under the Share Pledge Agreements, duly executed, delivery of share certificates and any other acts of perfection required to be made thereunder, duly performed, and in respect of each Obligor incorporated in Norway, a certified copy of the shareholder register of each such Obligor evidencing that the pledge of its shares under the relevant Share Pledge Agreement has been duly registered.

8.

Evidence that the Existing Parent Facility has been cancelled in full and that all amounts outstanding in respect thereof have been or will be repaid at the latest simultaneously with the first Utilisation under this Agreement.

9.

A copy of each loan and/or other credit agreement entered into in respect of any loans and/or credits made by an Original Obligor to any other member of the Group in an aggregate principal amount exceeding USD 10,000,000.

10.	A copy of the Original Financial Statement of each Original Obligor.

11.	A copy of the Merger Agreement.

12.	Evidence that any process agent referred to in Clause 40.2 (Service of process), if not an Original Obligor, has accepted its appointment.

13.	Favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

14.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Parent accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

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PART 2

(in respect of the first Utilisation of Facility B and Facility C)

1.	Evidence that the Parent has become the direct or indirect owner of at least 90 per cent. of all outstanding and issued shares in ALY.

2.	Accession to this Agreement by sufficient Additional Guarantors in order to ensure compliance with paragraph (b) of Clause 23.14 (Guarantors).

3.

A certificate signed by the chief financial officer of the Parent confirming that all relevant antitrust approval and clearances have been obtained in respect of the Acquisition and that all such approvals and clearances remain in full force and effect.

4.

Evidence that the Existing ALY Facility referred to in paragraph (i) of the definition of Existing ALY Facilities has been cancelled in full and that all amounts outstanding in respect thereof have been or will be repaid at the latest simultaneously with the first Utilisation of Facility B or Facility C, and evidence that the other Existing ALY Facilities have been cancelled in full and that all amounts outstanding in respect thereof have been or will be repaid at the latest simultaneously with the first Utilisation of Facility B or Facility C or that they have been permitted by the relevant creditors to continue following the completion of the Acquisition.

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PART 3

(in respect of each Additional Obligor)

1.	An Accession Letter, duly executed by the Additional Obligor and the Parent.

2.	In respect of the Additional Obligor, certified copies of:

(a)	its memorandum and articles of association, by-laws or similar documentation;

(b)	updated certificate of registration, certificate of good standing or similar documentation;

(c)	a resolution of its board of directors authorising the execution of the Accession Letter and the other Finance Documents to which it is a party;

(d)

if not included in the resolutions referred to in sub-paragraph (c) above, a power of attorney to its representatives for the execution and registration of the Accession Letter and the other Finance Documents to which it is a party;

(e)

if required under applicable law, a resolution of its shareholders approving the terms of, and the transactions contemplated by, the Accession Letter and the other Finance Documents to which it is a party;

(f)

such other documents and evidence as the Agent (or any Lender through the Agent) shall from time to time require, based on law and regulations applicable from time to time and the Lenders’ own internal guidelines applicable from time to time to identify the Additional Obligor; and

(g)	a specimen of the signature of each person authorised by the resolutions referred to in paragraph (c) above.

3.

A certificate of the Additional Obligor (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

4.

A certificate of an authorised signatory of the Additional Obligor certifying that each copy document listed in this Part 3 of Schedule 8 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

5.

The Share Pledge Agreement in respect of all shares outstanding and issued by it duly executed by its shareholder(s), together with the notices of pledge and acknowledgements thereof required to be executed thereunder, duly executed, delivery of share certificates and any other acts of perfection required to be made thereunder, duly performed, and in respect of each Additional Obligor incorporated in Norway, a certified copy of the shareholder register of each such Additional Obligor evidencing that the pledge of its shares under the relevant Share Pledge Agreement has been duly registered.

6.

A copy of each loan and/or other credit agreement entered into in respect of any loans and/or credits made by the Additional Obligor to any other member of the Group in an aggregate principal amount exceeding USD 10,000,000.

7.

The Intra-Group Loan Assignment in respect of any such loans and/or credits duly executed by the Additional Obligor, together with the notices of assignment and acknowledgements and consents required to be executed thereunder, duly executed.

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8.	If available, the latest audited financial statements of the Additional Obligor.

9.

If the proposed Additional Obligor is incorporated in a jurisdiction other than Norway, evidence that the process agent specified in Clause 40.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

10.	Favourable legal opinions in form and substance satisfactory to the Agent from lawyers appointed by the Agent on matters concerning all relevant jurisdictions.

11.

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

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SCHEDULE 9

FORM OF

INCREASE CONFIRMATION

To:	Danske Bank A/S as Agent and Seawell Limited as Parent, for and on behalf of each Borrower

From:	[The Increase Lender] (the “Increase Lender”)

Dated:	[ ]

USD 550,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT DATED 11 NOVEMBER 2010 (THE “AGREEMENT”)

1.

We refer to the Facility Agreement. This agreement (the “Agreement”) shall take effect as an Increase Confirmation for the purpose of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 2.2 (Increase) of the Facility Agreement.

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Facility Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

9.	This Agreement is governed by Norwegian law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:

The execution of this Increase Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Transaction Security in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Transaction Security in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

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THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

Name:

Title:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facility Agreement by the Agent and the Increase Date is confirmed as [    ].

Danske Bank A/S

By:

Name:

Title:

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SCHEDULE 10

FORM OF

COMPLIANCE CERTIFICATE

To:	Danske Bank A/S as Agent

Telefax: +44 20 7410 8008

Attn: Agency Department

Date:	[ ]

USD 550,000,000 MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT DATED 11 NOVEMBER 2010 (THE “AGREEMENT”)

We refer to Clause 21.2 (Compliance Certificate) of the Agreement. Terms used in this Compliance Certificate have the same meanings as in the Agreement.

The undersigned, being [    ], hereby confirms that the Obligors are in compliance with the financial covenants set out in Clause 22 (Financial covenants), that no Event of Default set out in Clause 24 (Event of Default) has occurred or is threatened and that the representations and warranties set out in Clause 20 (Representations and warranties) are true in all respects.

Enclosed are copies of the [audited consolidated financial statements of the Parent and the audited financial statements of each other Obligor for the financial year ending 31 December [        ] / unaudited consolidated quarterly financial statements of the Parent and the quarterly financial statements of each other Obligor for the financial quarter ending [     ]] and the relevant calculations demonstrating compliance with financial covenants.

The following Subsidiaries are Material Subsidiaries at the date hereof, and we confirm that any new Material Subsidiaries have acceded to the Agreement as Additional Guarantors:

[Insert names of all Material Subsidiaries]

By:

SEAWELL LIMITED

Name:

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FINANCIAL COVENANTS

[quarter] [year]

Gearing ratio:

EBITDA (a)	USD

Gross Interest Bearing Debt - Cash and Cash Equivalents =Net Interest Bearing Debt (b)	USD USD USD

Ratio (b)/(a)

Requirement: Ratio not to exceed 3.00

Equity ratio:

Total Equity (c)	USD
Total Assets (d)	USD

Ratio (c)/(d)

Requirement: Ratio to be at least 0.30

Free cash:

Cash in hand or on deposit	USD
Cash equivalents	USD

Cash and Cash Equivalents

Requirement: To be the higher of (i) USD 30,000,000 and (ii) five (5) per cent. of Net Interest Bearing Debt

Capital Expenditure:

Capital Expenditure	USD

Requirement: Maximum [USD]/[NOK] [    ]

Calculation in respect of Material Subsidiaries:

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SCHEDULE 11

LIST OF

FINANCIAL INDEBTEDNESS IN ALY

1.	Indebtedness under the 2014 Notes.

2.	Indebtedness under the 2017 Notes.

3.	Indebtedness under the Existing ALY Facilities.

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SIGNATORIES

The Original Borrower:

Seawell Limited

By:	/s/ Ellen Teresa Heyerdahl
Name:	Ellen Teresa Heyerdahl
Title:	Attorney-in-Fact

The Original Guarantor:

Seawell Limited

By:	/s/ Ellen Teresa Heyerdahl
Name:	Ellen Teresa Heyerdahl
Title:	Attorney-in-Fact

The Agent:

Danske Bank A/S

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

The Arrangers:

Danske Bank A/S

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

DnB NOR Bank ASA

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

Nordea Bank Norge ASA

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

Swedbank AB (publ)

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

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The Original Lenders:

Fokus Bank, Norwegian Branch of Danske Bank A/S

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

DnB NOR Bank ASA

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

Nordea Bank Norge ASA

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

Swedbank AB (publ)

By:	/s/ Johan Rasmussen
Name:	Johan Rasmussen
Title:	Attorney-in-Fact

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